Exhibit 5.1

July 19, 2010

Clear Channel Worldwide Holdings, Inc.

and the Guarantors set forth below

200 East Basse Road

San Antonio, Texas 78209

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Clear Channel Worldwide Holdings, Inc., a Nevada corporation (the “Issuer”), Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), Clear Channel Outdoor, Inc., a Delaware corporation, Clear Channel Adshel, Inc., a Delaware corporation, 1567 Media LLC, a Delaware limited liability company, Clear Channel Spectacolor, LLC, a Delaware limited liability company, Clear Channel Outdoor Holdings Company Canada, a Delaware corporation, Outdoor Management Services, Inc., a Nevada corporation, and In-ter-space Services, Inc., a Pennsylvania corporation (collectively with the Parent Guarantor, the “Guarantors” and, collectively with the Issuer, the “Registrants”). In this opinion letter: (i) the Issuer and Outdoor Management Services, Inc. are also referred to as the “Nevada Registrants,” and (ii) In-ter-space Services, Inc. is also referred to as the “Pennsylvania Registrant.” This opinion letter is being delivered in connection with the proposed registration by the Issuer of $500,000,000 in aggregate principal amount of the Issuer’s 9.25% Series A Senior Notes due 2017 (the “Series A Exchange Notes”) and $2,000,000,000 in aggregate principal amount of the Issuer’s 9.25% Series B Senior Notes due 2017 (the “Series B Exchange Notes,” and collectively with Series A Exchange Notes, the “Exchange Notes”) pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on July 7, 2010, under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The obligations of the Issuer under the Series A Exchange Notes will be guaranteed by the Guarantors (the “A Note Guarantees”) and the obligations of the Issuer under the Series B Exchange Notes will be guaranteed by the Guarantors (the “B Note Guarantees,” and together with the A Note Guarantees, the “Guarantees”). The Series A Exchange Notes and the A Note Guarantees are to be issued pursuant to the Indenture with respect to 9.25% Series A Senior Notes due 2017, dated as of December 23, 2009, as amended (as may be further amended or

Clear Channel Worldwide Holdings, Inc.

July 19, 2010

supplemented from time to time, the “A Note Indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Series B Exchange Notes and the B Note Guarantees are to be issued pursuant to the Indenture with respect to 9.25% Series B Senior Notes due 2017, dated as of December 23, 2009 (as may be amended or supplemented from time to time, the “B Note Indenture,” and together with the A Note Indenture, the “Indentures”), among the Issuer, the Guarantors and the Trustee. The Series A Exchange Notes and the A Note Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 9.25% Series A Senior Notes due 2017 (the “Existing A Notes”) and the guarantees thereof, of which $500,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement. The Series B Exchange Notes and the B Note Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 9.25% Series B Senior Notes due 2017 (the “Existing B Notes,” and together with the Existing A Notes, the “Existing Notes”) and the guarantees thereof, of which $2,000,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (ii) the Indentures, (iii) the Registration Statement, (iv) the Series A Registration Rights Agreement, dated as of December 23, 2009, by and among the Registrants and Goldman, Sachs & Co., on behalf of itself and as a representative of Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Moelis & Company LLC, Banc of America Securities LLC and Barclays Capital Inc. (together with Goldman, Sachs & Co., the “Initial Purchasers”) and (v) the Series B Registration Rights Agreement, dated as of December 23, 2009, by and among the Registrants and Goldman, Sachs & Co., on behalf of the Initial Purchasers.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law

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July 19, 2010

affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of Section 10.02 of the Indentures (the so-called “fraudulent conveyance or fraudulent transfer savings clause”) (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Series A Exchange Notes have been duly executed and authenticated in accordance with the provisions of the A Note Indenture, and duly delivered to the holders thereof in exchange for the Existing A Notes and (iv) the Series B Exchange Notes have been duly executed and authenticated in accordance with the provisions of the B Note Indenture, and duly delivered to the holders thereof in exchange for the Existing B Notes, the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of: (i) Snell & Wilmer L.L.P., with respect to the Nevada Registrants, and (ii) Ballard Spahr LLP, with respect to the Pennsylvania Registrant, that such Exchange Notes and Guarantees have been duly authorized,

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executed and delivered, and do not conflict with, or require consents under, their respective states of organization. We are not licensed to practice in Nevada and Pennsylvania, and we have made no investigation of, and do not express or imply an opinion on, the laws of such states. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP